Exhibit 99.2

frisch’s restaurants, inc.

2012 stock option and incentive plan

PERFORMANCE AWARD

(for employees)

This Performance Award (“Award”) is dated as of May 29, 2013 (“Grant Date”), and is entered into between Frisch’s Restaurants, Inc., an Ohio corporation (“Corporation”), and Craig F. Maier (“Maier”), its President and CEO. It is awarded under the Corporation’s 2012 Stock Option and Incentive Plan (“Plan”) by the Committee that administers the Plan. The Award is Performance-Based Compensation and is intended to satisfy the requirements of Section 162(m) of the Internal Revenue Code. It consists of an Incentive Compensation Award and a Nondeferred Cash Balance Plan Award, each of which is described below. Capitalized terms not defined herein have the meaning given such terms in the Plan.

1)	Term of Award. This Award shall be in effect for the Corporation’s fiscal years that begin in 2013 and 2014.

2)	Terms Defined By Annual Report To Shareholders. The terms “Pre-Tax Earnings” and “Total Revenue” shall mean, for any fiscal year, those amounts as reported in the Corporation’s annual report to shareholders. However, the amount of Pre-Tax Earnings reported in the annual report shall be computed without reduction for: a) this Performance Award; b) the value of stock options granted by Corporation and deducted as an expense in calculating Pre-Tax Earnings; and c) performance based bonuses paid to participants in the Corporation’s Senior Executive Bonus Plan.

3)	Incentive Compensation Award. Subject to the terms and conditions of this Award and of the Plan, which are incorporated herein by reference, the Corporation hereby establishes a program of “Incentive Compensation” for Maier. Maier’s Incentive Compensation consists of an opportunity to earn Base Incentive Compensation (defined in sub-paragraph b below) and Incremental Incentive Compensation (defined in sub-paragraph d below).

a)	For each fiscal year of the program in which the Corporation’s Pre-Tax Earnings equal or exceed four percent (4%) of its Total Revenue for that year, Maier shall be entitled to an award of Base Incentive Compensation.

b)	Maier’s “Base Incentive Compensation” shall be one and one-half percent (1-1/2%) of the Corporation’s Pre-Tax Earnings. However, the amount of the Base Incentive Compensation in a fiscal year shall be reduced, if necessary, so that the Corporation’s Pre-Tax Earnings, after reduction for the Base Incentive Compensation, shall not be less than four percent (4%) of the Corporation’s Total Revenue for that fiscal year.

c)	In addition, for each fiscal year of the program in which the Corporation’s Pre-Tax Earnings equal or exceed five percent (5%) of its Total Revenue for that year, Maier shall be entitled to an award of Incremental Incentive Compensation.

d)	Maier’s “Incremental Incentive Compensation” shall be an additional one percent (1%) of the Corporation’s Pre-Tax Earnings.

e)	Ninety percent (90%) of the Incentive Compensation shall be paid in cash and ten percent (10%) shall be paid in shares of the Corporation’s common stock (“Shares”).

f)	The number of Shares allocated to Maier shall be determined by dividing the amount of Incentive Compensation to be paid in Shares by the Average Value of the Corporation’s common shares during the fiscal year for which the Incentive Compensation has been earned. The “Average Value” of the Corporation’s common shares for any fiscal year shall be the mean between the highest price at which common shares were traded during such year and the lowest price.

g)	Examples:

i)	If the Corporation has Total Revenue of $300,000,000 and Pre-Tax Earnings (before calculation of Maier’s Incentive Compensation) of $16,000,000 in a fiscal year, Maier would earn both Base and Incremental Incentive Compensation since Pre-Tax Earnings exceeded 5% of Total Revenue. The Incentive Compensation of two and one-half percent of Pre-Tax Earnings equals $400,000. Ninety percent ($360,000) is payable in cash and ten percent ($40,000) is payable in Shares. If during the applicable fiscal year the Corporation’s shares traded at a high price of $24 and a low price of $16, and therefore the mean price was $20.00 per share, Maier would receive an award of 2,000 Shares ($40,000 divided by $20.00 per share = 2,000 Shares).

ii)	If, however, Pre-Tax Earnings had been $13,000,000 (over 4% of Total Revenue but less than 5%), Maier would have earned Base Incentive Compensation only of $195,000 (one and one-half percent of Pre-Tax Earnings). As in the prior example, ninety percent is payable in cash and ten percent in Shares.

iii)	Finally, if Pre-Tax Earnings had been $12,100,000 (over 4% of Total Revenue but less than 5%), Maier would have earned Base Incentive Compensation only. However, if the Corporation paid the Incentive Compensation of $181,500 (one and one-half percent of Pre-Tax Earnings), its Pre-Tax Earnings (after reduction for Incentive Compensation) would fall below 4% of Total Revenue. Therefore, the Incentive Compensation would be reduced to $100,000 - the largest amount that could be paid so that the Company's Pre-Tax Earnings, after reduction for Incentive Compensation, are not less than 4% of Total Revenue. As in the prior example, ninety percent is payable in cash and ten percent in Shares.

h)	The Shares granted as Incentive Compensation are a part of the shares described in the 2012 Stock Option and Incentive Plan, which shares have been registered by the Company in its Form S-8 Registration. Each Stock certificate will bear the following legend or one similar thereto: “The shares represented by this certificate have been acquired as a part of the 2012 Stock Option and Incentive Plan and are subject to the terms and restrictions related to those shares and plan. The shares may not be sold or transferred in the absence of such registration or an exemption under the Securities Act of 1933.

4)	Nondeferred Cash Balance Plan Award. Subject to the terms and conditions of this Award and of the Plan, which are incorporated herein by reference, the Corporation hereby establishes a program to make contributions on Maier’s behalf to the Frisch’s Restaurants, Inc. Nondeferred Cash Balance Plan (“Cash Balance Plan”). This Nondeferred Cash Balance Plan Award consists of an opportunity for Maier to earn contributions to the Cash Balance Plan. For each fiscal year of the program in which the Corporation’s Pre-Tax Earnings equal or exceed four percent (4%) of its Total Revenue for such year, the Corporation shall make a contribution to the trust established for the benefit of Maier under the Cash Balance Plan. All amounts contributed to the Plan by the Corporation shall be subject to the terms and conditions of the Plan. The contribution shall be an amount which is a percentage of Maier’s salary, calculated as follows:

Pre-Tax Earnings
As a Percentage	Contribution to the Plan
Of Total Revenue	As a Percentage of Salary

At least 4%, but less than 5%	18%
At least 5%, but less than 6%	37%
At least 6%	55%

5)	Maximum Award Per Fiscal Year. The aggregate value of the Award earned by Maier for any fiscal year of the Corporation shall not exceed the maximum award permitted under section 4.2 of the Plan.

6)	Certification of Award. No later than its first regularly scheduled meeting after the Corporation’s outside certified public accountants have submitted their report on the Corporation’s financial statements (which include Pre-Tax Earnings and Total Revenue) for the year then ended, the Committee shall meet and certify to the Corporation in writing, whether Maier has earned an Award and, if so, the amount of the Award.

7)	Vesting. Maier’s right to the Award, with respect to a particular fiscal year shall become nonforfeitable if he is employed by the Corporation on the last day of such fiscal year (the “Scheduled Vesting Date”). In the event of Maier’s termination of service before the Scheduled Vesting Date, Maier shall forfeit any and all rights he may have to the Award unless vesting is accelerated pursuant to Section 11.1 of the Plan, or any provision of Maier’s then current employment agreement with the Corporation (“Employment Agreement”), or the agreement between Maier and the Corporation dated November 21, 1989 pertaining to a change in control of the Corporation (“Change of Control Agreement”). In the event of a conflict in the provisions of these agreements and Plan, the Change of Control Agreement shall prevail over the others and the Employment Agreement shall prevail over the Plan.

8)	Payment of Cash; Delivery of Stock Certificates. Within thirty (30) days after the Compensation Committee has certified that Maier has earned an Award and calculated the amount of the Award in cash, Shares and Cash Balance Plan contribution, and no later than the last date upon which such amounts may be paid and still qualify as a short term deferral (as such term is defined in Section 409A) of the Code), the Corporation shall make all cash payments and contributions, and issue and deliver a certificate for the Shares, registered in Maier’s name, to Maier.

In accordance with Section 1.409A-1(b)(4)(ii) of the Treasury Regulations, and notwithstanding any other provision in this Agreement, the payment of cash, the making of a contribution to the Cash Balance Plan and the delivery of Shares shall be delayed automatically if: (i) Maier is a “covered employee” for purposes of Section 162(m) of the Code for the Corporation’s taxable year that includes the date such payments and contributions are anticipated to be made; and (ii) the Award does not qualify as performance based under Section 162(m) and (iii) Maier’s total compensation (excluding compensation treated as performance based under Section 162(m)) that the Corporation and its subsidiaries could otherwise deduct for the Corporation’s fiscal year in which such payments and contributions are anticipated to be made, is restricted due to the application of Section 162(m). In this event, such payments and contributions will be made on the date they were originally anticipated to be made but only to the extent such amount is permitted to be deducted by the Corporation under Section 162(m), and any payments and contributions not made at that time shall be made as soon as reasonably practicable following the first date on which the Corporation anticipates that its deduction with respect to such payments and contributions would no longer be restricted due to the application of Section 162(m).

9)	Taxes. The Corporation shall withhold from the cash portion of any Award such withholdings, pertaining to the entire Award, as are required by law. Maier agrees to make such supplemental arrangements satisfactory to the Corporation to satisfy any additional obligations for the payment of federal, state and local withholding taxes and any other tax liabilities resulting from the Award.

10)	Rights as Shareholder. Maier shall have no rights of a shareholder as to the Shares prior to the vesting of the Award, including the right to vote the Shares and receive all dividends and other distributions paid or made with respect thereto.

11)	No Right to Continue as an Employee. Nothing in this Award will confer upon Maier any right to continue as an employee for any period of time or at any particular rate of compensation.

12)	Severability. If any part of this Agreement is declared by any court or government authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section to the fullest extent possible while remaining lawful and valid.

13)	Construction. The Award is being granted pursuant to the Plan and is subject to the terms and conditions of the Plan, as it may be amended from time to time. In the event there is any conflict between the provisions of this Award and the provisions of the Plan, the provisions of the Plan shall control. Subject to the provisions of the Plan, the Committee may modify this Award. Any amendment to the Plan shall be deemed to be an amendment to this Award to the extent that the amendment is applicable hereto. Notwithstanding the foregoing, no amendment of the Plan or this Award shall materially impair Maier’s rights under this Award with respect to the Incentive Compensation Award or Nondeferred Cash Balance Plan Award without the consent of Maier unless such amendment is otherwise required by law or integrally related to a requirement of law. A copy of the Plan and the prospectus for the Plan has been given to Maier.

14)	Entire Understanding. This Award, together with the Employment Agreement and the Change of Control Agreement embodies the entire understanding and agreement of the parties in relation to the subject matter hereof, and no promise, condition, representation or warranty, expressed or implied, not stated herein or in the Plan, Employment Agreement or Change of Control Agreement shall bind either party.

IN WITNESS WHEREOF, the parties have executed and delivered this Award effective as of the Grant Date.

FRISCH’S RESTAURANTS, INC.

/s/Craig F. Maier	/s/Michael E. Conner
Craig F. Maier	Michael E. Conner
Vice President – Human Resources